UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2023

AMMO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13101	83-1950534
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

7681 E. Gray Road, Scottsdale, Arizona 85260

(Address of principal executive offices and Zip Code)

(480)-947-0001

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $.001 par value	POWW	NASDAQ
Common Stock, $0.001 par value	POWW	The Nasdaq Stock Market LLC (Nasdaq Capital Market)
8.75% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value	POWWP	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On December 29, 2023, AMMO, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Agreement”) by and among the Company and other borrowers party to the Agreement (collectively, the “Borrower”), the lenders party thereto (collectively, the “Lenders”) and Sunflower Bank, N.A., as administrative agent and collateral agent (the “Agent”). Capitalized terms used but not otherwise defined herein have the same definitions given to such terms in the Agreement Under the terms of the Agreement, the Lenders have provided to the Borrower a revolving loan in the principal amount of the lesser of (a) $20,000,000 (the “Total Commitment Amount”) and (b)the Borrowing Base (a formula based on certain amounts owed to Borrower for goods sold or services provided and eligible inventory (the “Revolving Loan”). The proceeds of loans under the Agreement may be used for working capital, general corporate purposes, Permitted Acquisitions, to pay fees and expenses incurred in connection with the Revolving Line, to facilitate Borrower’s stock repurchase program and to fund Borrower’s general business requirements.

The Revolving Loan bears interest at a rate of the greater of (x) 3.50% (the “Floor Rate”) and (y) Term SOFR, plus 3.00% (the “Revolving Facility Applicable Rate”) and is computed on the basis of a 360-day year for the actual number of days elapsed. Except in an Event of Default (as defined below), Advances under the Revolving Loan shall bear interest, on the outstanding Daily Balance thereof, at the Revolving Facility Applicable Rate. Interest is due and payable on the first calendar day of each month during the term of the Agreement. The Borrower is also obligated to pay to Agent, for the ratable benefit of Lenders, an origination fee, Prepayment Fee, unused facility fee, collateral monitoring fee and Lender Expenses.

The Borrower may borrow, repay and reborrow under the Revolving Loan until December 29, 2026 (the “Maturity Date”), at which time the commitments will terminate and all outstanding loans, together with all accrued and unpaid interest, must be repaid. If the Revolving Loan is refinanced by another lender prior to the Maturity Date, an additional fee payable concurrently with such refinancing in an amount equal to (i) three percent (3.0%) of the Total Commitment Amount, if such financing occurs after the Closing Date but on or prior to the first anniversary of the Closing Date, (ii) two percent (2.0%) of the Total Commitment Amount, if such refinancing occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, and (iii) one percent (1.0%) of the Total Commitment Amount, if such refinancing occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date (the “Prepayment Fee”).

The Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Borrower’s and the Borrower’ subsidiaries’ ability to, among other things, incur subsidiary indebtedness, grant liens, merge or consolidate, dispose of substantially all assets of the Borrower and its subsidiaries, taken as a whole, make investments, make acquisitions, enter into certain transactions with affiliates, pay dividends or make distributions, repurchase stock, and enter into restrictive agreements, in each case subject to customary exceptions.

The Agreement includes customary events of default (each, an “Event of Default”) that include, among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, insolvency defaults, material judgment defaults, attachment defaults, subordinated debt default, guaranty defaults, and governmental approval defaults. Upon an Event of Default, all Obligations under the Agreement shall bear interest at a rate equal to three (3.0) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) EXHIBITS

Exhibit Number	Description
10.1#	Loan and Security Agreement by and between AMMO, Inc., other borrowers party to the Agreement and Sunflower Bank, N.A.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

# Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or similar attachment will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMMO, Inc.

By:	/s/ Robert D. Wiley
Robert D. Wiley
Chief Financial Officer

Date: January 5, 2024